Exhibit 12

Proskauer Rose LLP Eleven Times Square New York, NY 10036-8299

March 19, 2021

Oaktree Strategic Income Corporation

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Oaktree Specialty Lending Corporation

333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071

Ladies and Gentlemen:

You have requested our opinion in connection with the proposed reorganization of Oaktree Strategic Income Corporation, a Delaware corporation (the “Fund”), and Oaktree Specialty Lending Corporation, a Delaware corporation (the “Acquiring Fund”), pursuant to the Agreement and Plan of Merger, dated as of October 28, 2020 (the “Merger Agreement”), among the Fund, the Acquiring Fund, Lion Merger Sub, Inc., a Delaware corporation and wholly-owned direct Consolidated Subsidiary of the Acquiring Fund (the “Merger Sub”) and, with respect to certain sections, Oaktree Fund Advisors, LLC, a Delaware limited liability company. In the Reorganization (as defined below), the Merger Sub will merge with and into the Fund with the Fund surviving (the “First Merger”), after which the Fund will merge with and into the Acquiring Fund with the Acquiring Fund surviving (together with the First Merger, the “Reorganization”).

In connection with this opinion, we have examined the Registration Statement on Form N-14 (Registration No. 333-250891) (as amended through the date hereof and including the joint proxy statement/prospectus contained therein, the “Registration Statement”), the Merger Agreement, the officer’s certificate of the Fund addressed to us, dated as of the date hereof (the “Fund Officer’s Certificate”), and the officer’s certificate of the Acquiring Fund addressed to us, dated as of the date hereof (together with the Fund Officer’s Certificate, the “Officer’s Certificates”). In rendering this opinion, we are assuming that the facts and information contained in the Registration Statement are true, correct and complete (including that the representations made by the Fund and the Acquiring Fund are true, correct and complete now and will continue to be true, correct and complete at all times up to and including the Effective Time), that the representations made by the Fund and the Acquiring Fund in the Officer’s Certificates are true, correct and complete now and will continue to be true, correct and complete at all times up to and including the Effective Time, that any representations made in such Officer’s Certificates that are qualified by knowledge or qualifications of like import are true, correct and complete and will continue to be true, correct and complete at all times up to and including the Effective Time, without such qualifications, and we are relying on each of such representations. In addition, our opinion set forth below assumes (i) the genuineness of all signatures, (ii) the legal capacity of natural persons and the authenticity of all documents we have examined, (iii) the authenticity of any document submitted to us as originals, (iv) the conformity to the original of all copies of documents submitted to us, (v) the authenticity of the originals of such copies, (vi) the accuracy of the representations of each party to the Merger Agreement, (vii) the accuracy of the oral or written statements and representations of officers and other representatives of the Fund and the Acquiring Fund, (viii) the due authority, execution and delivery by each of the parties to the Merger Agreement, (ix) that the Merger Agreement constitutes the legal, valid and binding obligation of each of the parties thereto, (x) that each of the representations set forth in the Officer’s Certificates is and will remain true, correct and complete and (xi) that each of the parties to the Merger Agreement will perform all of its obligations in the manner described therein. Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.

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Oaktree Strategic Income Corporation

Oaktree Specialty Lending Corporation

March 19, 2021

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that (i) the Reorganization will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) each of the Fund, the Acquiring Fund, and Merger Sub is a party to the Reorganization within the meaning of Section 368(b) of the Code.

This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Reorganization. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including those described as above. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only our best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.

This opinion is furnished to you only for use in connection with the Reorganization and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the Acquiring Fund Shares under the securities laws of any state or jurisdiction, and to the references to our firm name in the joint proxy statement/prospectus in connection with the references to this opinion and the material United States federal income tax consequences of the Reorganization. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Proskauer Rose LLP